UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT PURSUANT
TO SECTION 13 OR 15(D) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): October 26, 2004

CONCORD COMMUNICATIONS, INC.
(Exact Name of Registrant as Specified in Its Charter)

Massachusetts	0-23067	04-2710876
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

400 Nickerson Road, Marlboro, Massachusetts	01752
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (508) 460-4646

Not applicable
(Former Name or Former Address, if Changed Since Last Report)

     Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

     ☐  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

     ☐  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

     ☐  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

     ☐  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement.

On September 27, 2004 Concord Communications, Inc. (the “Company”) filed with the Securities and Exchange Commission (the “Commission”) a Schedule TO (as amended by Amendment No. 1 to Schedule TO filed with the Commission on October 20, 2004, the “Schedule TO”) pursuant to which it conducted a tender offer to purchase for cash any and all outstanding options to purchase shares of its common stock, par value $0.01 per share (the “Common Stock”), with an exercise price of $25.00 per share or more granted under the Company’s 1997 Stock Plan, as amended, upon the terms and subject to the conditions set forth in an Offer to Purchase dated September 27, 2004 and filed as an exhibit to the Schedule TO (as amended on October 20, 2004, the “Offer to Purchase”). The Schedule TO and the Offer to Purchase collectively constitute the “Offer.”

The Offer expired at 5:00 P.M., Boston, Massachusetts time, on Tuesday, October 26, 2004. Pursuant to the Offer to Purchase, the Company accepted for purchase all properly tendered and not validly withdrawn options eligible for the Offer to Purchase, which options represented the right to purchase an aggregate of 965,242 shares of Common Stock. This amount represents 99.97% of the outstanding options eligible for the Offer to Purchase, with a total of 160 (99.38%) of the Company’s eligible employees (which included the Company’s executive officers, as further described in the Offer to Purchase) having elected to tender their eligible options in the Offer. Upon the terms and subject to the conditions of the Offer to Purchase, the Company will pay promptly an aggregate purchase price of $3,295,189.10 for such tendered and accepted options.

SIGNATURES

     Pursuant to the requirements of the Securities Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CONCORD COMMUNICATIONS, INC.

Date: October 27, 2004	By:	/s/ John A. Blaeser John A. Blaeser President and Chief Executive Officer

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